Exhibit 99.1

Bloomin' Brands Announces Completion of Senior Secured Credit Facilities Refinancing

TAMPA, Fla., Oct. 29, 2012 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) (the “Company”) announced that its wholly-owned subsidiary, OSI Restaurant Partners, LLC (“OSI”), completed the previously announced refinancing of its outstanding credit facilities on October 26, 2012.  The new facilities provide for senior secured financing of up to $1.225 billion, consisting of a $1.0 billion term loan B and a $225.0 million revolving credit facility, including letter of credit and swing-line loan sub-facilities, available for working capital and general corporate purposes.

The new facilities replace OSI’s existing $1.6 billion senior secured credit facilities, consisting of a $1.3 billion term loan facility that was scheduled to mature on June 14, 2014, and a $150.0 million working capital revolving credit facility and a $100.0 million pre-funded revolving credit facility that provided financing for capital expenditures only that were both scheduled to mature on June 14, 2013. The existing facilities were repaid in full with the proceeds from the new facilities.

The new term loan matures October 26, 2019 and bears interest at rates ranging from 225 to 250 basis points over a base rate or 325 to 350 basis points over a Eurocurrency rate as defined in the credit agreement. With respect to the new term loan, the base rate is subject to an interest rate floor of 2.25% and the Eurocurrency rate is subject to an interest rate floor of 1.25%. OSI will make quarterly payments equal to 0.25% of the original principal amount of the term loan for the first six years and three quarters commencing on the quarter ending March 31, 2013.

The revolving credit facility matures October 26, 2017 and bears interest at rates ranging from 200 to 250 basis points over the base rate or 300 to 350 basis points over the Eurocurrency rate. At closing, $45.0 million was drawn under the revolving credit facility and $65.8 million was committed for the issuance of letters of credit and not available for borrowing.

The new facilities require OSI to comply with certain covenants, including, in the case of the revolving credit facility, a covenant to maintain a specified total net leverage ratio, and are guaranteed by OSI’s wholly-owned subsidiaries in the Outback Steakhouse and Carrabba’s Italian Grill concepts and certain other subsidiaries and by OSI’s direct parent and a wholly-owned subsidiary of the Company, OSI HoldCo, Inc. (“OSI Holdco”). The new facilities are also secured by substantially all of OSI’s assets and the assets of the subsidiary guarantors and OSI HoldCo.

Deutsche Bank Trust Company Americas serves as administrative agent for the new facilities. Deutsche Bank Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Bookrunners for the financing, while Goldman Sachs Bank USA, J.P. Morgan Securities LLC, and Morgan Stanley Senior Funding, Inc., served as additional Joint Bookrunners and as Co-Documentation Agents. Affiliates of the Joint Lead Arrangers and Joint Bookrunners serve as lenders under the new facilities, together with a syndicate of other banks and financial institutions.

About Bloomin' Brands, Inc.
Bloomin' Brands, Inc. is a portfolio of restaurant brands comprised of Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar and Roy's with more than 1,400 restaurants in 48 states and 20 countries and territories.

CONTACT: Bloomin' Brands, Inc.

Investor Relations
Mark W. Seymour, Jr.
(813) 830-5311
Investor@bloominbrands.com

SOURCE: Bloomin' Brands, Inc.